Exhibit 99.1

  The Middleby Corporation Reports Record Second Quarter Results


    ELGIN, Ill.--(BUSINESS WIRE)--July 28, 2003--The Middleby Corporation (NASDAQ:MIDD), one of the world's leading manufacturers and marketers of restaurant and foodservice cooking equipment, today reported record net earnings of $4,597,000 or $0.49 per share on net sales of $63,595,000 for the second quarter ended June 28, 2003 compared with net earnings of $2,814,000 or $0.31 per share on net sales of $62,478,000 in the prior year second quarter. Earnings for the six months ended June 28, 2003 were $7,206,000 or $0.77 per share on sales of $118,362,000 as compared to net earnings of $3,854,000 or $0.43 per share on net sales of $116,969,000 in the prior year first half.
    Net sales in the second quarter increased by 1.8% over net sales of the prior year quarter. The net sales increase reflects the impact of market share gains and new product introductions offsetting difficult economic conditions during the second quarter affecting the foodservice equipment industry and generally lower purchases by large chain customers.
    Gross profit in the second quarter of 2003 was $22,650,000 as compared to $21,521,000 in the second quarter of the prior year. The gross margin rate in the second quarter improved to 35.6% versus 34.4% for the prior year quarter. Improvement in the gross margin resulted from cost reduction actions implemented in the second quarter of last year, which included the consolidation and closure of two manufacturing facilities. Gross margin improvement also benefited from an improved sales mix with greater sales of higher margin product, driven in part by new product introduction.
    Selling and distribution expense increased to $7,780,000 from $7,312,000 in the prior year quarter primarily due to higher spending on marketing and advertising programs associated with new product introductions and promotion of the company brands. General and administrative expenses decreased to $5,226,000 from $6,013,000 in the prior year quarter as a result of prior year cost reduction actions related to the acquisition and integration of Blodgett.
    Operating income in the second quarter of 2003 increased to $9,644,000 as compared to $8,196,000 in the second quarter of the prior year. The operating income margin improved to 15.2% in the second quarter as compared with 13.1% for the prior year. The improvement in operating income margin reflects the increase in gross margins and lower operating expenses.
    Interest expense and other non-operating costs amounted to $1,729,000 in the second quarter of 2003 as compared with $3,292,000 in the prior year quarter. Interest expense decreased from the prior year second quarter by $1,401,000 as a result of lower debt levels and lower interest rates resulting from the refinancing of debt in the fourth quarter of 2002. Total debt was reduced during the first six months of 2003 by $6,922,000 to $81,040,000 from $87,962,000 at
December 28, 2002.
    Commenting on the company's performance for the quarter, Selim A. Bassoul, President and Chief Executive Officer, said, "We were pleased with the second quarter net sales increase in a difficult economic environment. The war in Iraq and the outbreak of SARS created uncertainty with our customers, which slowed the rate of store openings and orders from our customers during the first half of this year. We have, however, experienced a rebound in our order rate in the later half of the second quarter."
    Mr. Bassoul continued, "The increase in net sales during the quarter resulted largely from market share gains due in part to new product introductions, which include the Blodgett XCEL(R) high performance convection oven, the new series of Pitco Solstice(R) high efficiency fryers and Blodgett Range(R). The Blodgett Range(R) line is a completely new market for Blodgett, which had solely offered ovens in the past. We continue to invest heavily on the development of innovative products and are working closely with our customers to introduce unique products focused on energy savings, labor savings and increased speed of cooking. We expect to introduce additional products in the second half of 2003 that should benefit our sales efforts moving into 2004. We have increased our training and advertising programs in an effort to bring these new product introductions to market quickly."
    William F. Whitman, Jr., Chairman of the Board, added, "Now that we have realized most of the benefit from the immediate cost reduction opportunities of the Blodgett acquisition, we are focusing greater efforts on the improvement of operating efficiencies to increase margins. These efforts include standardization of product platforms and the reduction of material costs through greater leveraging of the supplier base. In June, we were pleased to announce the appointments of Mr. Magdy Albert as Vice President of Operations of our Elgin manufacturing facility and Mr. Nestor Ibrahim as Vice President of Supply Chain Management to further these efforts. Mr. Albert comes to Middleby from Vulcan Hart, a division of Illinois Tool Works, where he was General Manager of their steam equipment manufacturing facility. Mr. Ibrahim comes from Franke where he was responsible for supply chain management."
    Mr. Whitman continued, "Moving into the second half of this year we anticipate further reduction of our debt. We have the opportunity to begin to repay high interest notes due to Maytag Corporation related to the acquisition of Blodgett. At the end of the second quarter these notes amounted to $21,040,000 and carried an average interest rate of 12.5%. Our cash flow generation and debt reduction in the second half of the year should increase as compared to the first half as we move away from our peak working capital requirements driven by seasonal high sales in the second quarter."
    A conference call will be held on Tuesday morning at 10:30 a.m. Eastern Time on July 29, 2003. You are invited to listen to the call by calling 1 (800) 374-0538 and providing password 1960955. Analysts and money managers who may participate in the question and answer portion of the conference call will be sent an invitation detailing their separate call-in number. The conference call will also be webcast at mms://winaudio.mshow.com/120733.asf, which can be accessed via the Investor Services section of The Middleby Corporation website at www.middleby.com. Digital replay of the call will be available approximately one half hour after the completion of the conference call. The replay may be accessed by calling 1(800) 642-1687 and providing password 1960955. A transcript of the call will also be posted on the Company website.

    Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

    The Middleby Corporation is a leader in the design, manufacture, marketing and service of a broad line of equipment used for cooking and preparation of food in commercial and institutional kitchens and restaurants throughout the world. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), CTX(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice equipment in the global marketplace and its international manufacturing subsidiary, Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets.
    For further information about Middleby, visit the company's World Wide Web site, http://www.middleby.com.


                       THE MIDDLEBY CORPORATION
                  CONSOLIDATED STATEMENTS OF EARNINGS
           (Amounts in 000's, Except Per Share Information)
                              (Unaudited)

                               Three Months Ended   Six Months Ended

                                2nd Qtr, 2nd Qtr,  2nd Qtr,  2nd Qtr,
                                  2003     2002      2003      2002
                                -------- --------  --------- ---------
Net sales                       $63,595  $62,478   $118,362  $116,969
Cost of sales                    40,945   40,957     76,660    77,555
                                -------- --------  --------- ---------

    Gross profit                 22,650   21,521     41,702    39,414

Selling & distribution expense    7,780    7,312     14,942    14,533
General & administrative
 expense                          5,226    6,013     10,709    11,964
                                -------- --------  --------- ---------

    Income from operations        9,644    8,196     16,051    12,917

Interest expense and deferred
 financing amortization, net      1,623    3,024      3,337     6,122
Loss (gain) on acquisition
 financing derivatives              (42)     579       (111)      (14)
Other expense (income), net         148     (311)       283       (89)
                                -------- --------  --------- ---------

    Earnings before income
     taxes                        7,915    4,904     12,542     6,898

Provision for income taxes        3,318    2,090      5,336     3,044
                                -------- --------  --------- ---------

    Net earnings                 $4,597   $2,814     $7,206    $3,854
                                ======== ========  ========= =========


Net earnings per share:

    Basic                         $0.51    $0.31      $0.80     $0.43
                                ======== ========  ========= =========

    Diluted                       $0.49    $0.31      $0.77     $0.43
                                ======== ========  ========= =========

Weighted average number shares:

    Basic                         9,033    8,974      9,031     8,973
                                ======== ========  ========= =========

    Diluted                       9,353    9,082      9,325     9,031
                                ======== ========  ========= =========



                       THE MIDDLEBY CORPORATION
                 CONSOLIDATED CONDENSED BALANCE SHEETS
                          (Amounts in 000's)
                              (Unaudited)

                                         June 28, 2003  Dec. 28, 2002
                                         -------------- --------------
 ASSETS
Cash and cash equivalents                       $3,912         $8,378
Accounts receivable, net                        31,837         27,797
Inventories, net                                27,815         27,206
Deferred tax assets                             10,004         13,341
Other current assets                             1,365          1,069
                                         -------------- --------------
    Total current assets                        74,933         77,791

Property, plant and equipment, net              26,304         27,500

Goodwill                                        74,761         74,761
Other intangibles                               26,300         26,300
Other assets                                     1,654          1,610
                                         -------------- --------------

    Total assets                              $203,952       $207,962
                                         ============== ==============


LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt           $13,500        $14,400
Accounts payable                                 8,328         13,488
Accrued expenses                                36,934         36,013
                                         -------------- --------------
    Total current liabilities                   58,762         63,901

Long-term debt                                  67,540         73,562
Long-term deferred tax liability                 7,878          7,878
Other non-current liabilities                   18,048         17,989

Shareholders' equity                            51,724         44,632
                                         -------------- --------------

    Total liabilities and shareholders'
        equity                                $203,952       $207,962
                                         ============== ==============




    CONTACT: The Middleby Corporation
             Selim A. Bassoul, 847-429-7788
             David B. Baker, 847-429-7915
             Timothy J. FitzGerald, 847-429-7744